Exhibit 99.1

FOR IMMEDIATE RELEASE

McCormick Delivers Strong Second Quarter Financial Results

SPARKS, MD, JUNE 24 — McCormick & Company, Incorporated (NYSE:MKC), today reported a strong increase in profit for the second quarter of its 2010 fiscal year.

•	Earnings per share grew at a double-digit rate on increased sales and higher margin.

•	Brand marketing was increased 18% to build consumer awareness and trial of new products.

•	CCI-led cost savings are expected to exceed $40 million in 2010.

Alan D. Wilson, Chairman, President and CEO, commented, “McCormick has achieved excellent financial results through the first half of 2010. During this period, we have increased our marketing support 22% to introduce consumers to some great new products and to feature the convenience, value, health and great taste of our leading brands. Our employees have made great strides with our Comprehensive Continuous Improvement program, which is our ongoing program to improve productivity and reduce costs throughout the Company. We now expect CCI-led savings to exceed $40 million in 2010. This level of performance demonstrates the effectiveness of our strategy and growth initiatives, particularly in an economic environment that remains challenging. As we look ahead to the second half of our fiscal year, we are well-positioned to deliver record results in 2010.”

In the second quarter of 2010, sales grew 5% from favorable currency exchange rates and higher volume and product mix. For the consumer business, the Company increased sales with expanded distribution and the launch of new products which were supported with a dedicated marketing campaign. A solid performance in the Americas and an 18% sales increase in China offset weakness in certain markets in Europe during the quarter. For the industrial business, new product success drove sales growth in each region, with double-digit increases in the Europe, Middle East and Africa (EMEA) region and in China.

The Company achieved significant increases in both operating income and operating income margin in the second quarter with higher sales and CCI-led cost savings. Savings from CCI were also a primary driver behind improved gross profit margin which rose to 40.9% from 39.9% in the year-ago period. Selling, general and administrative expenses rose with $8 million of additional brand marketing support, as well as higher costs for retirement benefits and fuel. By comparison, selling, general and administrative expense in the second quarter of 2009 included $7 million of cost related to the bankruptcy of the Company’s primary food service distributor in the U.K. In the second quarter of 2010, income from unconsolidated operations increased more than 75% on an 11% increase in sales, lower input costs and favorable foreign currency exchange rates. Net income grew $16 million due to higher operating income, a favorable tax rate and the increase in income from unconsolidated operations.

Earnings per share rose 29% to $0.49 from $0.38 in the second quarter of 2009. This $0.11 per share increase included $0.04 per share of restructuring charges recorded in the second quarter of 2009. The remaining $0.07 per share increase was driven by higher operating income, as well as a favorable tax rate and the increase in income from unconsolidated operations. Year-to-date cash flow from operations in 2010 was $65 million compared to $97 million in the first half of 2009, which had the benefit of a significant decline in accounts receivable.

Based on the financial performance achieved in the first half of 2010, the Company expects to achieve 2010 earnings per share at the upper end of its $2.49 to $2.54 target range. While the Company achieved excellent profit increases in the first two quarters of 2010, profit growth in the second half of 2010 is expected to moderate, due to a higher tax rate, increased cost for benefits and for certain raw materials, a less dramatic increase in income from unconsolidated operations and unfavorable currency exchange rates. While sales are still expected to grow 2 to 4% in local currency, the impact of foreign currency exchange is expected to lower sales by 2% in the second half based on current rates. With excellent progress through the first half of the year, savings from CCI are outpacing the Company’s initial goal of $35 to $40 million and are now expected to exceed $40 million in 2010 and gross profit margin improvement is expected to exceed .5 percentage points.

Business Segment Results

Consumer Business

	Three Months Ended		Six Months Ended
(in millions)	5/31/10	5/31/09	5/31/10	5/31/09
Net sales	$452.7	$435.1	$906.2	$855.7
Operating income	68.2	65.1	148.0	139.1
Operating income, excluding restructuring charges	68.2	71.7	148.0	145.9

Consumer business sales rose 4% when compared to the second quarter of 2009. In local currency, a sales increase of 1% was driven by growth in volume and product mix.

•

Consumer sales in the Americas rose 4% and in local currency grew 2%. The Company grew volume and product mix by 2% with the launch of Recipe Inspirations and other new products, distribution gains in the U.S. and Canada, and increased brand support behind popular items such as Grill Mates.

•

Consumer sales in EMEA were unchanged from the second quarter of 2009, although down 3% in local currency. Sales in the Company’s larger markets, the U.K. and France, were equal to the prior year, while sales declined substantially in several smaller markets where consumers and retailers are under economic pressure.

•

Second quarter consumer sales in the Asia/Pacific region grew 22%, with a 7% increase in local currency which was led by a double-digit increase in volume and product mix in China. This growth is being driven by increased market penetration and new product introductions.

For the second quarter, operating income for the consumer business was $68 million driven by higher sales and CCI-led cost savings. Due largely to additional brand marketing in this period, operating income was below the second quarter of 2009 when measured on a comparable basis, excluding restructuring charges recorded in the prior year.

Industrial Business

	Three Months Ended		Six Months Ended
(in millions)	5/31/10	5/31/09	5/31/10	5/31/09
Net sales	$345.6	$322.2	$656.6	$620.1
Operating income	29.3	17.4	50.4	33.3
Operating income, excluding restructuring charges	29.3	17.7	50.4	33.8

Industrial business sales rose 7% when compared to the second quarter of 2009. In local currency, a sales increase of 2% was driven by strong growth in volume and product mix, partially offset by a reduction in pricing as lower commodity costs were passed through to customers.

•

Industrial sales in the Americas rose 2% and in local currency declined 1%. In response to lower commodity costs, the Company passed through 3% in reduced pricing for certain products during this period. Sales volume and product mix rose with the introduction of innovative products, increased demand from food service distributors and new business won with customers based on McCormick’s reputation for quality and reliability.

•

In EMEA, industrial sales rose 22%, and in local currency increased 12%. Sales to quick service restaurants were strong during this period due in part to the introduction of new sauces. In the U.K., there has been an improvement in food service sales versus the year-ago period.

•	In the Asia/Pacific region, industrial sales rose 24% and in local currency grew 13% with improving quick service restaurant traffic and new product gains in China.

The Company has continued to work toward a more favorable business mix and productivity improvements for its industrial business. Operating income grew $12 million on a comparable basis with the second quarter of 2009, excluding restructuring charges recorded in the prior year. In the second quarter of 2009, the Company also recorded $7 million of costs related to the bankruptcy of its major U.K. distributor which is included in the $12 million increase.

Non-GAAP Financial Measures

The non-GAAP information in this press release is not a measure that is defined in generally accepted accounting principles (“GAAP”). The non-GAAP information in this press release excludes restructuring charges recorded in fiscal year 2009. Management believes the non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our on-going operations and analyze the Company’s business performance and trends. Management believes the non-GAAP measure provides a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent. Management therefore uses the non-GAAP information alongside the most directly comparable GAAP measures in this press release.

Reconciliation of GAAP to non-GAAP Financial Measures

The Company has provided below certain non-GAAP financial results excluding amounts related to a restructuring program which ended in 2009.

	Three Months Ended		Six Months Ended
(in millions except per share data)	5/31/10	5/31/09	5/31/10	5/31/09
Operating income	$97.5	$82.5	$198.4	$172.4
Impact of restructuring charges	—	6.9	—	7.3

Adjusted operating income	$97.5	$89.4	$198.4	$179.7

% increase versus prior period	9.1%		10.4%

Net income	$66.2	$50.7	$134.2	$108.4
Impact of restructuring charges	—	4.7 *	—	5. 0 *

Adjusted net income	$66.2	$55.4	$134.2	$113.4

% increase versus prior period	19.5%		18.3%

Earnings per share - diluted	$.49	$.38	$1.00	$.82
Impact of restructuring charges	—	.04	—	.04

Adjusted earnings per share - diluted	$.49	$.42	$1.00	$.86

% increase versus prior period	16.7%		16.3%

* The impact of restructuring activity on net income includes:
Restructuring charges included in cost of goods sold		$(.1)		$—
Restructuring charges		(6.8)		(7.3)
Tax impact included in income taxes		2.2		2.3

		$(4.7)		$(5.0)

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, and global economic conditions generally which would include the availability of financing, interest and inflation rates as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements.

The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated (www.mccormickcorporation.com) is a global leader in the manufacture, marketing and distribution of spices, seasonings, specialty foods and flavors to the entire food industry – retail outlets, food manufacturers and food service businesses.

# # #

For information contact:

Corporate Communications:

John McCormick (410) 771-7110 or john_mccormick@mccormick.com

Investor Relations:

Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

6/2010

(Financial tables follow)

Second Quarter Report	McCormick & Company, Incorporated
Consolidated Income Statement (Unaudited)
(In millions except per-share data)

	Three Months Ended		Six Months Ended
	May 31, 2010	May 31, 2009	May 31, 2010	May 31, 2009
Net sales	$798.3	$757.3	$1,562.8	$1,475.8
Cost of goods sold	471.6	455.1	925.9	889.3

Gross profit	326.7	302.2	636.9	586.5
Gross profit margin	40.9%	39.9%	40.8%	39.7%
Selling, general and administrative expense	229.2	212.9	438.5	406.8
Restructuring charges	—	6.8	—	7.3

Operating income	97.5	82.5	198.4	172.4
Interest expense	12.3	13.0	24.6	27.5
Other income, net	—	1.2	0.4	1.7

Income from consolidated operations before income taxes	85.2	70.7	174.2	146.6
Income taxes	25.7	23.8	53.1	45.2

Net income from consolidated operations	59.5	46.9	121.1	101.4
Income from unconsolidated operations	6.7	3.8	13.1	7.0

Net income	$66.2	$50.7	$134.2	$108.4

Earnings per common share - basic	$0.50	$0.39	$1.01	$0.83

Earnings per common share - diluted	$0.49	$0.38	$1.00	$0.82

Average shares outstanding - basic	133.1	130.6	132.7	130.4
Average shares outstanding - diluted	134.8	131.8	134.3	131.8

Second Quarter Report	McCormick & Company, Incorporated
Consolidated Balance Sheet (Unaudited)
(In millions)

	May 31, 2010	May 31, 2009
Assets
Current assets
Cash and cash equivalents	$23.1	$12.9
Trade accounts receivable, net	310.8	316.8
Inventories	448.8	450.0
Prepaid expenses and other current assets	125.1	105.8

Total current assets	907.8	885.5
Property, plant and equipment, net	463.9	473.0
Goodwill, net	1,372.6	1,300.9
Intangible assets, net	231.9	374.6
Investments and other assets	216.2	202.1

Total assets	$3,192.4	$3,236.1

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$129.5	$321.0
Trade accounts payable	254.6	239.6
Other accrued liabilities	325.2	296.1

Total current liabilities	709.3	856.7
Long-term debt	874.6	885.4
Other long-term liabilities	321.1	226.5

Total liabilities	1,905.0	1,968.6
Shareholders’ equity
Common stock	685.7	598.2
Retained earnings	670.1	499.5
Accumulated other comprehensive (loss)/income	(76.7)	161.7
Noncontrolling Interests	8.3	8.1

Total shareholders’ equity	1,287.4	1,267.5

Total liabilities and shareholders’ equity	$3,192.4	$3,236.1

Second Quarter Report	McCormick & Company, Incorporated
Consolidated Statement of Cash Flows (Unaudited)
(In millions)

	Six Months Ended
	May 31, 2010	May 31, 2009
Cash flows from operating activities
Net income	$134.2	$108.4
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	45.9	47.1
Stock based compensation	7.5	7.8
Income from unconsolidated operations	(13.1)	(7.0)
Changes in operating assets and liabilities	(117.0)	(68.7)
Dividends from unconsolidated affiliates	7.7	9.1

Net cash flow from operating activities	65.2	96.7

Cash flows from investing activities
Capital expenditures	(32.4)	(36.6)
Proceeds from sale of property, plant and equipment	0.2	0.4

Net cash flow used in investing activities	(32.2)	(36.2)

Cash flows from financing activities
Short-term borrowings, net	28.1	17.2
Long-term debt repayments	(14.2)	(50.1)
Proceeds from exercised stock options	29.7	7.2
Common stock acquired by purchase	(6.4)	—
Dividends paid	(69.0)	(62.6)

Net cash flow used in financing activities	(31.8)	(88.3)

Effect of exchange rate changes on cash and cash equivalents	(17.6)	1.8

Decrease in cash and cash equivalents	(16.4)	(26.0)
Cash and cash equivalents at beginning of period	39.5	38.9

Cash and cash equivalents at end of period	$23.1	$12.9